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                                                                  Exhibit 99.3

                              FIRST AMENDMENT TO
                          KITTITAS VALLEY BANK, N.A.
                          EMPLOYEE STOCK OPTION PLAN

     The Kittitas Valley Bank, N.A. Employee Stock Option Plan, adopted by the Board of Directors of Kittitas Valley Bank, N.A. on September 1, 1992 (the "Plan") and approved by the shareholders on September 1, 1992, is hereby amended as follows:

     1. The name of the Plan is changed from the "Kittitas Valley Bank, N.A. Employee Stock Option Plan" to the "Kittitas Valley Bancorp Employee Stock Option Plan", with all references in the Plan to the name changed accordingly.

     2. All options outstanding under the Plan are adopted by and assumed by Kittitas Valley Bancorp, and any stock issued under the Plan will be stock in Kittitas Valley Bancorp, and not Kittitas Valley Bank, N.A.

     3. All references in the Plan to Section 422A of the Internal Revenue Code shall be amended to refer to Section 422. All references to
          Section 425(d) and Section 425(e) are amended to refer to Section 424(d) and Section 424(e), respectively.

     4. Subparagraph 3(a) (STOCK SUBJECT TO OPTIONS/NUMBER OF SHARES RESERVED) is amended to increase the maximum number of shares which may be optioned and sold pursuant to the Plan to 40,000 shares from 20,000 shares.

     5. Subparagraph 8(a) (AMENDMENT OR EARLY TERMINATION OF THEPLAN/AMENDMENT OR EARLY TERMINATION) is amended to delete "Subject to the prior approval of the Washington Supervisor of Banking," from the second sentence of the subparagraph.

     6. The Effective Date of this First Amendment to the Plan shall be March 28, 1996, the date on which the First Amendment was adopted by the Board of Directors: provided, however, that if the provision of this First Amendment increasing the total number of shares reserved for options under the Plan is not approved by a vote of the shareholders of Kittitas Valley Bancorp at an annual meeting or any special meeting within 12 months after the Effective Date, that portion of this First Amendment shall terminate and be of no force and effect.

     DATED this 10th day May of 1996.
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